Contact:

Chelsea Swett
-------------
Snapp Norris Group
(801) 208-1100
chelsea.swett@sng.com

Rob Chipman
-----------
Broadcast International
(801) 567-3287
rob.chipman@brin.com


FOR IMMEDIATE RELEASE
---------------------


BROADCAST INTERNATIONAL APPOINTS RONALD W. WHITE CHAIRMAN OF THE
    BOARD AND JAMES E. SOLOMON CHAIRMAN OF THE AUDIT COMMITTEE


SALT LAKE CITY, UT, Sept. XX, 2005- Broadcast International (OTC BB:BCST) today announced the appointment of two new outside directors who will assume chairmanships within the company. Ronald W. White has been selected as the new Chairman of the Board and James E. Solomon as the Chairman of the Audit Committee.

"We feel fortunate to have two men with such impressive credentials and expertise join the company," said Rod Tiede, CEO of Broadcast International. "They bring a wealth of knowledge and experience to these positions and I feel confident that Broadcast International will benefit from having them on board."

Ronald W. White is a veteran of the telecommunications industry, having been a director of NMS Communications (NASDAQ: NMSS) since 1988 and AirNet Communications Corporation (NASDAQ: ANCC) since 2004. From 1983 until 2002, White was also a founder and general partner of the Advanced Technology Development Funds (ATDF), a venture capital firm investing in information technology companies. During his time at ATDF, White invested in six wireless companies that went public, including Nextel Communications, Inc. (NASDAQ:
NXTL). From 1997 until 2002, he was a partner at Argo Global Capital, a venture capital fund focused on wireless technology. White holds a bachelor's of engineering science degree in electrical engineering from Brigham Young University and a master's in business administration degree from the Harvard Business School.

James E. Solomon is founder and CEO of Corporate Development Services, Inc. Over the course of his career, Solomon has also been a successful entrepreneur involved in several multimillion-dollar businesses. He currently serves on the Board of Directors of two privately held and two publicly held corporations, as well as the UCRA Investment Fund. He is an adjunct professor at the Graduate School of Business of the University of Utah and a contributing author to a prominent accounting textbook. He has also been published in multiple national magazines. Formerly, Solomon held several management positions at Exxon Corporation and served as vice president of Farm Management Company from 1980 to 1983. He graduated Magna Cum Laude from the University of Utah.

About Broadcast International
------------------------------

Broadcast International is a leading provider of video-powered business solutions, including IP and digital satellite, Internet streaming, and other types of wired/wireless network distribution. In addition, BI assists clients with video production, rich media development and a full range of network support services. CodecSys is a patent-pending technology that enables BI clients to enhance video quality at current bandwidths or reduce the cost of bandwidth while maintaining quality. Learn more about Broadcast International and CodecSys on the Web at www.brin.com and www.codecsys.com.